SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM N-8A

NOTIFICATION OF REGISTRATION FILED PURSUANT TO

SECTION 8(a) OF THE INVESTMENT COMPANY ACT OF 1940

The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940; and in connection with such notification of registration submits the following information:

Name:   John Hancock GA Senior Loan Trust

Address of Principal Business Office:

197 Clarendon Street

Boston, Massachusetts 02116

Telephone Number: 1-617-663-3000

Name and address of agent for service of process:

e. david pemstein

197 Clarendon Street

Boston, Massachusetts 02116

Check Appropriate Box:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A: YES ☒  NO ☐

SIGNATURE

Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has caused this notification of registration to be duly signed on its behalf in the City of Boston and the Commonwealth of Massachusetts on the 19th of November 2020.

JOHN HANCOCK GA SENIOR LOAN TRUST
By:	/s/ E. David Pemstein
	Name:	E. David Pemstein
	Title:	Secretary and Chief Legal Officer

Attest:	/s/ Ariel Ayanna
	Name:	Ariel Ayanna
	Title:	Assistant Secretary